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                                                                   Exhibit 10.35

                                                  Effective Date: (May 28, 1999)



                            EQUIPMENT USE AGREEMENT

                                    between

                               PAMC LLC ("LLC")

                                      and

                           Pacer International, Inc.
             (formerly known as APL Land Transport Services, Inc.)

          LLC and Pacer International, Inc., a Tennessee corporation with its principal place of business at 7746 Mt. Diablo Boulevard, Suite 110, Lafayette, California 94549 ("User"), agree that LLC will provide to User, subject to availability and upon request of User, chassis and containers (the "Equipment"), intended for use in connection with the intermodal movement of freight, and User will accept and use such Equipment on a per diem basis upon the following terms and conditions:

     1. User acknowledges that the Equipment being provided by LLC's program operator (the "Program Operator") on behalf of LLC is provided on a use day basis with Equipment out of the revolving pools of such equipment the Program Operator has domiciled in various locations in conjunction with LLC. Any location where Equipment is NOT available to User shall be identified in the
                            ---
Schedule to this Agreement.

          User acknowledges that containers, either ISO or Domestic, which are provided as Equipment by LLC through the Program Operator may have various alphanumeric prefixes and must be returned to LLC at the locations identified in the Schedule to this Agreement.

     2. Receipt of LLC Equipment in good repair and working condition is acknowledged by User upon acceptance of delivery and/or execution of the applicable Equipment inspection report ("EIR") by User or User's agent. Any third party which receives Equipment on behalf of User shall be deemed to have authority on behalf of User to execute an EIR. Any Equipment picked up by or received by User or a representative of User or coming under the direct or indirect control of User shall be subject to the terms and conditions of this agreement.

     3. Use charges payable by User for each calendar day (including Saturdays, Sundays and Holidays) during which Equipment is under the control of User shall commence on the date of pickup by User or its agent or the day following acceptance from another LLC authorized User and shall continue until such Equipment is returned to LLC at the required location set forth on the Schedule attached hereto, or until the equipment is accepted by another authorized user as provided in the Schedule. Unless otherwise agreed, Equipment delivered or interchanged to an unauthorized carrier shall remain the responsibility of the User while such equipment is in the possession or control of the unauthorized carrier. For the use of the Equipment, User shall pay LLC the daily use charges set forth on the Schedule attached hereto. Such use charges are
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subject to change by LLC upon 30 days' notice to User. The specific units of
Equipment covered by this Agreement, the dates of delivery and the dates of termination shall be set forth on LLC's monthly invoices, which are incorporated herein by reference.

     4. Payment Terms. Unless otherwise agreed, User shall be invoiced monthly for all use, repair and other charges hereunder, and shall pay all such invoices within thirty (30) days from the invoice date. All payments to LLC shall be made in U.S. Currency to the address as directed by LLC. Overdue payments may be increased by a monthly service charge equal to the greater of the maximum rate permitted by law or 1 1/2% over the then current prime rate of The Chase Manhattan Bank, N.A., New York, New York.

     5. User shall, at its sole cost and expense, maintain the minimum amounts of insurance set forth below and shall promptly furnish LLC with certificates of such insurance naming LLC as an additional insured and co-insured. The insurance policies shall be endorsed to provide that they shall not be canceled or allowed to expire unless LLC receives 20 days' prior written notice. The maintenance of insurance by User hereunder shall not be deemed or construed to limit or modify User's obligation hereunder.

          (a) All Risk Physical Damage Insurance in an amount equal to the value of all Equipment charged to it while on land, in transit or at rest anywhere in the world. The insurance shall be endorsed with a Loss Payable Clause in favor of LLC. Notwithstanding the foregoing, User may be self-insured if User maintains a net worth of not less than $300 million.

          (b) Comprehensive General Liability Insurance, including contractual liability, against claims for bodily injury or death and property damage including, without limitation, cargo loss, in an amount not less than U.S. $5,000,000 per occurrence. The insurance shall be endorsed to name LLC as an Additional Insured.

          (c) Automobile Liability Insurance against claims for bodily injury or death and property damage in an amount not less than U.S. $5,000,000 per occurrence. The insurance shall be endorsed to name LLC as an Additional Insured.

     6. Condition of Equipment shall be maintained by User at User's expense and upon redelivery to LLC or interchange to another LLC authorized user, User shall return all Equipment in the same condition as when received, normal wear and tear excepted. All marks of identification or logos applied to the Equipment by or for User shall be removed and the surface restored at User's expense. In case of total loss by theft, confiscation, fire, destruction, damage beyond economic repair, or any other total casualty, User shall pay LLC's Stipulated Loss Value for such Equipment as set forth in the Schedule. In case of partial loss or damage to any Equipment, User shall make all necessary repairs and/or replacements according to LLC's standards. In the alternative, with respect to any Equipment returned to LLC or interchanged to another LLC authorized user in a damaged condition, User shall be liable to LLC for the full cost of any such repairs.

     7. No assignment by User of any interest in or subletting of any of the Equipment, or any of its rights or obligations hereunder, shall be permitted without the prior express written approval of LLC. Any interchange of the Equipment picked up by User or its designated

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drayman to any party other than a LLC authorized User will not relieve User of its obligations hereunder until the Equipment is returned to LLC or interchanged to an LLC authorized User. This Agreement may be assigned by LLC at any time without the consent of User.

     8. NO WARRANTY, EXPRESS OR IMPLIED, IS MADE BY LLC AS TO THE QUALITY AS TO DESIGN OR MANUFACTURE OF THE EQUIPMENT OR AS TO THE MERCHANTABILITY OF FITNESS FOR ANY PURPOSE THEREOF. User acknowledges that it inspected the Equipment when received and hereby waives any and all claims against LLC for damages or injuries to any person or property (inducting cargo loss) from whatever cause in connection with the use and/or possession of the Equipment by User, its employees or agents.

     9. User hereby agrees to defend at its own cost and expense, LLC and hold LLC, its employees, officers and agents, harmless from and against any and all loss (including reasonable attorneys fees) to persons whomsoever arising out of or incident to the use, operation or possession of the Equipment by User, its employees or agents.

     10. All laws, rules and regulations, whether governmental or otherwise, applicable to the use and/or possession of the Equipment by User or User's agent, shall be complied with by User at User's expense. User shall not make, suffer or permit any unlawful use of the Equipment. User shall not use Equipment for storage or transportation of hazardous wastes, unprotected corrosive substances, high density poorly-secured materials, or bulk commodities which may corrode, oxidize, severely dent, puncture, contaminate, stain or damage the Equipment, or make any other use of the Equipment which would result in damage.

     11. All taxes, assessments, penalties or other charges arising out of or incident to the use and/or possession of the Equipment by User or User's agent prior to its return to LLC shall be the responsibility of User.

     12. Upon breach by User of the terms and conditions under which the Equipment may be used hereunder, upon cancellation of any guarantee of User's obligations hereunder upon breach by User of any term or condition of any other agreement with LLC, or of any agreement between User and any Member of LLC or upon the bankruptcy or insolvency of User, LLC shall have the right, without prejudice to any other rights or remedies available hereunder, at law or in equity, to terminate this Agreement (whereupon the terms and conditions of the Agreement shall continue to apply to all Equipment then under the control of User until its redelivery) and/or demand the immediate return of the Equipment as provided herein and/or immediately retake possession of the Equipment, and any damages occasioned by such taking of possession are hereby specifically waived by User. User shall assist LLC in any return and repossession effort and shall be liable for all reasonable expenses therefore, including attorneys' fees, as well as for all unpaid use charges, all necessary Equipment repair or replacement expenses and any other damages to LLC due to User's breach.

     13. No waiver by LLC of any breach or default hereunder, or commission or delay by LLC in exercising any of its rights hereunder, or course of dealing between LLC and User shall operate as a waiver by LLC to subsequently require full compliance with this Agreement or as a waiver of any of LLC's rights or remedies hereunder.

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     14.  Written notices and other communications required to be given hereunder, including those required for billing purposes, may be sent, unless otherwise specifically provided, by telex or delivered by mail, postage prepaid, to the addresses set forth herein. All notices to LLC shall be addressed to LLC, 100 Manhattanville Road, Purchase, New York 10577-2135, Attention: Manager. All notices to User shall be addressed to the address indicated on the signature page hereto. Notice will be deemed effective upon receipt. Any change of address by either party shall be communicated to the other by notice given as provided herein.

     15. Unless otherwise provided in the Schedule hereto, or in any other written agreement of the parties, either party may terminate this Agreement upon seven (7) days' written notice to the other. Upon notice of termination, User shall promptly deliver all Equipment in its possession or subject to this Agreement to the locations designated by LLC.

     16. The terms and conditions of this Agreement shall remain in effect until all Equipment is returned to and accepted by LLC and until User satisfies its obligations in full under this Agreement.

     17. This Agreement shall become effective upon its acceptance and execution by LLC.

     18. LLC and User hereby agree that any claim or controversy, directly or indirectly arising out of or relating to this agreement, may be litigated in the state or federal courts located in the State of New York, and LLC and User hereby consent to be subject to the jurisdiction of such courts. LLC and User agree that service of process upon the other may be made by mailing a copy (by registered or certified mail) postage prepaid, addressed to the respondent at the address shown above. Service shall be complete seven days after such process has been mailed to the respondent. Nothing herein shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of any other jurisdiction. This agreement shall be governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by an officer hereunto duly authorized, as of the Effective Date set forth above, each pursuant to due corporate authority.

PAMC LLC                               PACER INTERNATIONAL, INC.


By:/s/ Alan Messing                    By:/s/ Donald C. Orris
   ---------------------------            --------------------------

Title:                                 Title: Chairman, Chief Executive
      -------------------------              ----------------------
                                              Officer and President
Date: 05/27/99                         Date:
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Address:

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